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                                   EXHIBIT 11
                       FERRO CORPORATION AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                                             9 Months       9 Months
(Dollars in Thousands)                                      September      September
                                                               1995           1994
                                                               ----           ----
  PRIMARY:

    Weighted average shares and common stock equivalents    27,995,032     28,976,931

    Net Income                                                 $37,579        $34,922

    Less Preferred Stock Dividend, Net of Tax                   (2,743)        (2,678)
                                                            -----------    -----------

    Income Available to Common Shareholders                    $34,836        $32,244

PRIMARY EARNINGS PER COMMON SHARE                                $1.24          $1.11


  FULLY DILUTED:

    Weighted average shares and common stock equivalents    27,995,032     28,976,931

    Adjustments (primarily assumed conversion of

           convertible preferred stock)                      2,433,373      2,463,903
                                                            -----------    -----------

                                                            30,428,405     31,440,834

    Net Income                                                 $37,579        $34,922

    Additional ESOP Contribution, Net of Tax                    (1,516)        (1,552)
                                                            -----------    -----------

    Adjusted Net Income                                        $36,063        $33,370


FULLY DILUTED EARNINGS PER SHARE                                 $1.19          $1.06
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